UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2021

Compass Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-55939	82-4876496
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

80 Guest Street, Suite 601 Boston, Massachusetts		02135
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 500-8099

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 14, 2021, Compass Therapeutics, Inc. (the “Company”) adopted forms of employment agreements to be entered into with its executives and other members of its leadership team.  As part of this process, the Company entered into employment agreement with Thomas J. Schuetz, M.D., Ph.D., its chief executive officer, and Vered Bisker-Leib, Ph.D., its president and chief operating officer, each of whom was a named executive officer for 2020. The material terms of such agreements are described in further detail below.

Thomas J. Schuetz, M.D., Ph.D. On April 14, 2021, the Company entered into an employment agreement with Dr. Schuetz (the “Schuetz Agreement”) providing for, among other things, that Dr. Schuetz’s employment with the Company is “at-will,” and his employment is not for a specified term. The Schuetz Agreement also provides that Dr. Schuetz is eligible to participate in the Company’s benefit programs made available to employees generally.  As previously reported, Dr. Schuetz elected to receive compensation in the form of equity in lieu of cash compensation as base salary and bonus. Dr. Schuetz’s nominal base salary is intended to cover Dr. Schuetz’s portion of the Company’s group medical insurance costs.  Dr. Schuetz will continue to receive equity in lieu of cash compensation for fiscal year 2021.

Under the Schuetz Agreement, if Dr. Schuetz’s employment is terminated by the Company other than for “cause” (as defined in the Schuetz Agreement) or if Dr. Schuetz terminates his employment for “good reason” (as defined in the Schuetz Agreement), Dr. Schuetz will receive the following severance benefits: (i) $500,000; and (ii) up to 12 months of Company-reimbursed Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premiums. In addition, if the Company terminates Dr. Schuetz other than for cause or if Dr. Schuetz terminates his employment for good reason during the 12-month period following a “change of control” (as defined in the Schuetz Agreement), then, in addition to the benefits in the previous sentence, all outstanding and unvested time-based stock-based awards then held by Dr. Schuetz will accelerate in full. Under the terms of the Schuetz Agreement, if any payment or other benefit provided to Dr. Schuetz pursuant to the Schuetz Agreement constitutes an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would be subject to an excise tax imposed by Section 4999 of the Code, then the amounts actually paid to Dr. Schuetz will be reduced to the extent that such a reduction would result in Dr. Schuetz receiving a greater amount than he would have received if the payment had been made in full.

Dr. Schuetz’s right to receive these severance benefits is subject to his providing a release of claims in favor of the Company.

Vered Bisker-Leib, Ph.D. On April 14, 2021, the Company entered into an employment agreement with Dr. Bisker-Leib (the “Bisker-Leib Agreement”).  The Bisker-Leib Agreement provides that, among other things, Dr. Bisker-Leib’s current annual base salary is $400,000 and she will be eligible to participate in the Company’s annual bonus program, with a target opportunity equal to 40% of her base salary. The Bisker-Leib Agreement also provides that her employment with the Company is “at-will,” her employment is not for a specified term, and she is eligible to participate in the Company’s benefit programs made available to employees generally. The Bisker-Leib Agreement supersedes the Offer Letter that the Company entered into with Dr. Bisker-Leib on November 8, 2017.

Under the Bisker-Leib Agreement, if Dr. Bisker-Leib’s employment is terminated by the Company other than for “cause” (as defined in the Bisker-Leib Agreement) or if Dr. Bisker-Leib terminates her employment for “good reason” (as defined in the Bisker-Leib Agreement), Dr. Bisker-Leib will receive the following severance benefits: (i) 12 months of continued base salary payments; and (ii) up to 12 months of Company-reimbursed COBRA premiums. In addition, if the Company terminates Dr. Bisker-Leib other than for cause or if Dr. Bisker-Leib terminates her employment for good reason during the 12-month period following a change of control (as defined in the Bisker-Leib Agreement), then, in addition to the benefits in the previous sentence, all outstanding and unvested time-based stock-based awards then held by Dr. Bisker-Leib will accelerate in full. Under the terms of the Bisker-Leib Agreement, if any payment or other benefit provided to Dr. Bisker-Leib pursuant to the Bisker-Leib Agreement constitutes an “excess parachute payment” within the meaning of Section 280G of the Code and would be subject to an excise tax imposed by Section 4999 of the Code, then the amounts actually paid to Dr. Bisker-Leib will be reduced to the extent that such a reduction would result in Dr. Bisker-Leib receiving a greater amount than she would have received if the payment had been made in full.

Dr. Bisker-Leib’s right to receive these severance benefits is subject to her providing a release of claims in favor of the Company.

The foregoing summaries are qualified in their entirety by reference to the Schuetz Agreement and the Bisker-Leib Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

(d)

10.1	Employment Agreement between Compass Therapeutics, Inc. and Thomas J. Schuetz, M.D., Ph.D.

10.2	Employment Agreement between Compass Therapeutics, Inc. and Vered Bisker-Leib, Ph.D.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Company Name

Date: April 19, 2021	By:	/s/ Thomas J. Schuetz
Thomas J. Schuetz, M.D.
Chief Executive Officer

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